Media Contact:
Dana Stelsel
Director, Corporate Communications
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Ryan Reed
Director, Investor Relations
(765) 490-5664
ryan.reed@wabashnational.com
Wabash National Issues Update on Strong Liquidity Position, Cost Containment Measures, and Schedules First Quarter 2020 Earnings Conference Call
LAFAYETTE, Ind. — Apr. 16, 2020 — Wabash National Corporation (NYSE: WNC) today issued an update on its liquidity position, cost containment measures and announced the date for its first quarter 2020 earnings conference call.

Liquidity Update
As of March 31, 2020, the Company’s total liquidity was $277 million with cash and cash equivalents of $155 million and $122 million of available borrowings under its existing revolving credit facility. As a result of uncertainty caused by COVID-19, the Company drew $45 million under its existing revolving credit facility in March 2020.

“Wabash National is well-positioned from a liquidity perspective as we have prepared for an eventual downturn in our industry over the last two years. We recently bolstered our cash balance by drawing on our revolving credit facility and we expect existing cash on hand to be more than adequate to cover cash needs over this extraordinary period of time,” said Chief Financial Officer Mike Pettit. “We have modeled numerous scenarios and we believe that even under the most extreme assumptions the Company has sufficient liquidity to comfortably meet its cash obligations for at least the next 12 months.”

Cost Containment Measures
The Company also announced plans to implement a two-week idling of operations and Company-wide furlough from April 20 to May 3. Customer support functions will continue to operate during the furlough.

“We are moving rapidly to adjust to the current environment while prioritizing the safety of our employees and ensuring the liquidity and financial well-being of the Company. We are taking the difficult, but necessary, decisions at all levels of the company to contain cost and preserve the strength of our balance sheet,” said President and Chief Executive Officer Brent Yeagy.

First Quarter 2020 Earnings Date
The Company-wide furlough and the ongoing impact of the COVID-19 pandemic will push the Company’s first quarter 2020 earnings conference call to May 14, 2020. The Company will webcast its quarterly earnings conference call to review and discuss its financial results for the first quarter 2020 beginning at 10:00 a.m. ET on May 14.

The call and an accompanying slide presentation will be accessible on the "Investors" section of Wabash National’s website, www.wabashnational.com, under the subheading "Events". The conference call will be accessible by dialing 844-778-4139, conference ID 8099552. A replay of the call will be available shortly after the conclusion of the presentation and will remain available for one year following the date of the call. Access to the replay will be available on the "Investors" section of Wabash National’s website under the subheading "Events".

Wabash National’s earnings press release, earnings slides and any other related presentation materials will be posted to the "Investors" section of Wabash National’s website by 7:00 a.m. ET on the date of the earnings call and will remain available following the call.

About Wabash National Corporation
As the innovation leader of engineered solutions for the transportation, logistics and distribution industries, Wabash National Corporation (NYSE: WNC) is changing how the world reaches you. Headquartered in Lafayette, Indiana, the company’s mission is to enable customers to succeed with breakthrough ideas and solutions that help them move everything from first to final mile. Wabash National designs and manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.

Safe Harbor Statement
This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, all statements regarding the Company’s outlook for trailer and truck body shipments, backlog, expectations regarding demand levels for trailers, truck bodies, non-trailer equipment and our other diversified product offerings, pricing, profitability and earnings, cash flow and liquidity, opportunity to capture higher margin sales, new product innovations, our growth and diversification strategies, our expectations for improved financial performance during the course of the year and our expectations with regards to capital allocation. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include a continued or prolonged shutdown or reduction of our operations, substantially reduced customer orders or sales volumes and supply disruptions due to the coronavirus (COVID-19) outbreak; the continued integration of Supreme into the Company’s business, adverse reactions to the transaction by customers, suppliers or strategic partners, uncertain economic conditions including the possibility that customer demand may not meet our expectations, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials including the impact of tariffs or other international trade developments, risks in implementing and sustaining improvements in the Company’s manufacturing operations and cost containment, dependence on industry trends and timing, supplier constraints, labor costs and availability, customer acceptance of and reactions to pricing changes and costs of indebtedness. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.